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                                                                     EXHIBIT 5.1

                                  May 11, 1994



Keystone International, Inc.
9600 West Gulf Bank Drive
Houston, Texas  77040

Ladies and Gentlemen:

         We have acted as counsel to Keystone International, Inc., a Texas corporation ("Company"), in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 300,000 shares ("Shares") of the Company's common stock, par value $1.00 per share, issuable pursuant to the Company's 1994 Directors' Stock Option Plan, as amended (the "Plan").

         We have examined the Plan and such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

         Based upon such examination and review, and upon representations made to us by the officers and directors of the Company, we are of the opinion that the Shares have been duly and validly authorized and will, upon issuance and delivery as contemplated by the Plan, be validly issued, fully paid and nonassessable outstanding shares of the Company's capital stock.

         This Firm consents to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        PORTER & HEDGES, L.L.P.